                                                                EXHIBIT 10.11






                               February 13, 1996



PRIVILEGED AND CONFIDENTIAL

Clinitec International, Inc.
Cedar Creek Corporate Center
195A Witmer Road
Horsham, PA 19044
Attention:  Patrick Cline, President

Gentlemen:

         This letter expresses the intent of Quality Systems, Inc., a California corporation ("QSI"), and Clinitec, International, Inc., a Pennsylvania corporation ("Clinitec"), to enter into a series of transactions (collectively, the "Transactions") whereby QSI will acquire Clinitec's business. The parties intend to enter into definitive agreements regarding the Transactions which will set forth the definitive understandings, terms and conditions agreed to by the parties with respect to the Transactions.

         1.      Structure of Transactions.

                 (a) QSI shall exercise its option (the "Option") pursuant to Article IX of that certain Series A Convertible Preferred Stock Purchase Agreement among Clinitec, Patrick Cline and Nazir Memon, and QSI, dated April 21, 1995, to acquire such number of additional shares of Clinitec Series A Convertible Preferred Stock to bring QSI's stock holdings in Clinitec (on a fully diluted basis) to fifty-one percent (51%) (the "Option Transaction").

                 (b) Following or concurrent with the close of the Option Transaction, a newly created, wholly-owned subsidiary of QSI will merge with Clinitec and all of the outstanding shares of Clinitec stock, and any and all options, warrants or other rights to acquire or which may convert into Clinitec stock, will be cancelled and the holders thereof other than QSI (the "Clinitec Shareholders") will receive common stock of QSI (the "QSI Common Stock") and cash. The QSI subsidiary resulting from the Merger (the "Clinitec Subsidiary") shall retain the name "Clinitec International, Inc." The parties intend that the Merger (as defined below) be a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.
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Mr. Patrick Cline                                              February 13, 1996
                                                                          Page 2


                 (c) The timing of the Option Transaction and the Merger shall be determined by the parties; however, the parties intend that the closing of the Transactions occur on or before March 31, 1996.

         2. Purchase Price. Pursuant to the contemplated Transactions, QSI shall deliver to Clinitec and Clinitec's Shareholders the following consideration:

                 (a) Upon the closing of the Option Transaction, QSI shall deliver to Clinitec One Million Five Hundred Thousand Dollars ($1,500,000) in cash. The parties acknowledge that this $1.5 million shall be distributed by Clinitec to the Clinitec Shareholders on a pro rata basis proportionate to the Clinitec Shareholders' respective ownership (in relation to one another) of Clinitec. Further, the parties acknowledge that QSI shall not be required to contribute $1.5 million of additional capital (for a total of $3.0 million) into Clinitec as contemplated by the terms of the Option if the Merger and the Option Transaction occur concurrently. Otherwise, the additional $1.5 million of consideration for the Option Transaction (for a total of $3.0 million) shall be due and payable upon the closing thereof. However, if the Merger occurs subsequent to the closing of the Option Transaction, then the $1.5 million of additional capital paid to Clinitec in connection with the Option Transaction shall be returned by Clinitec to QSI upon the closing of the Merger.

                 (b) Pursuant to an agreement and plan of merger and any other documents ancillary thereto (collectively, the "Merger Agreements"), upon consummation of the transactions contemplated by the Merger Agreements (such consummation, the "Merger"), the Clinitec Shareholders shall receive as consideration the following:

                          (i) Cash in the amount of Three Million Three Hundred Ninety-five Thousand Seven Hundred Dollars ($3,395,700) payable to the Clinitec Shareholders on a pro rata basis proportionate to their respective percentage ownership of Clinitec; and

                          (ii) That number of shares of QSI Common Stock determined by dividing Six Million Eight Hundred Ninety-four Thousand Three Hundred Dollars ($6,894,300) by the offering price
                                  (the "Stock Price") of QSI Common Stock
                                  offered pursuant to its Secondary Public
                                  Offering (as defined below).  The term
                                  "Secondary Public Offering" shall mean a
                                  registered public offering of shares of QSI
                                  Common Stock pursuant to that certain
                                  Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 11, 1996.
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Mr. Patrick Cline                                              February 13, 1996
                                                                          Page 3


         3. Restricted Stock. The QSI Common Stock issued pursuant to the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "1933 Act"), by reason of Section 4(2) thereof or Regulation D promulgated thereunder, and shall be "restricted securities" under the 1933 Act and Rule 144 promulgated thereunder and otherwise may only be sold or transferred pursuant to an effective Registration Statement under the 1933 Act or an exemption from registration requirements of the 1933 Act. Additionally, all former Clinitec Shareholders receiving shares of QSI Stock pursuant to the Merger shall enter into an agreement with QSI restricting the sale of such QSI Common Stock by such holders for a period of two years following the closing of the Merger.

         4. Representations and Warranties. In connection with the Transactions, Clinitec and certain key Clinitec Shareholders designated by QSI will make customary representations and warranties regarding, among other things, Clinitec's business, operations, financial condition and assets. Additionally, such key Clinitec Shareholders will indemnify, defend and hold QSI harmless from and against any and all claims, damages, liability or obligations of any nature whatsoever (i) arising out of or relating to any breach of any covenant or any representation or warranty made or given by Clinitec or any key Clinitec Shareholder in or pursuant to any Merger Agreement, or (ii) arising out of or relating to any acts or omissions of Clinitec or any current or former officer, director, employee or agent of Clinitec prior to the closing of the Transactions.

                 Further, Clinitec and such key Clinitec Shareholders shall represent and warrant that:

                 (a) the NextGen product's document processing function has been developed with reasonable diligence and skill, and that Clinitec will use its best efforts to review and incorporate newer, faster methods of generating documents should such methods be feasible;

                 (b) the NextGen product is based upon client/server architecture and is designed to be scaleable to support up to 500 appropriately configured and connected workstations performing typical functions, and that if performance problems arise with large scale implementations of the product, that Clinitec will use its best efforts to resolve such problems on a timely basis;

                 (c) Clinitec will use its best efforts to cooperate with QSI to identify tools and procedures, and to use its best efforts to develop appropriate NextGen product functions, which assist with the support and updating of a large network of NextGen users; and

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Mr. Patrick Cline                                              February 13, 1996
                                                                          Page 4


                 (d) Clinitec will work with QSI to design, and will use its best efforts to develop, NextGen product functions that assist with work-flow, including patient tracking and provider notification methodology automated transcription lists, to-do lists, message and document routing linked to patient charts, etc.

                 Further, Clinitec and such key Clinitec Shareholders shall represent and warrant that the forecasts provided to QSI by Clinitec on February 13, 1996 represent a reasonable projection for the calendar year 1996, exclusive of QSI's direct sales.

         5. Conditions to Closing. The consummation of the Transactions will be subject to, among other things:

                 (a) Negotiation, execution and delivery of definitive Merger Agreements and other related documentation reflecting the terms and conditions of the Transactions and such other terms and conditions as are mutually agreed upon by QSI and Clinitec;

                 (b) Completion by QSI and its attorneys, accountants, advisors and agents of due diligence review of Clinitec;

                 (c) Obtaining all necessary approvals and consents of all third parties required by law or under QSI's and/or Clinitec's material agreements, licenses and permits;

                 (d) The Transactions being approved by the respective Boards of Directors of Clinitec and QSI; and

                 (e) Since December 31, 1995, the business of Clinitec shall have been conducted in the ordinary course, and there shall have been no material adverse change in the business, prospects, operations, earnings, assets or financial condition of Clinitec.

         6. Due Diligence. Clinitec will provide to QSI (and to QSI's attorneys, accountants, financial institutions, advisors and other appropriate representatives) reasonable access to its books, records, facilities, and properties; provided, however, that any non-public information or materials obtained by QSI pursuant to its due diligence review shall be treated as confidential.

         7. Board Seat Position. The parties intend that the authorized number of directors of QSI be increased by one position and that Patrick Cline be nominated to fill such vacant position.

         8. Employment Agreements. The parties intend that certain key employees of Clinitec, including without limitation, Patrick Cline, Bryan Rosenberger, Nazir Memon, Bob

Mr. Patrick Cline                                              February 13, 1996
                                                                          Page 5


Ellis, and Jerry Shultz, enter into employment agreements with QSI containing three-year terms. The employment agreements shall contain customary terms and provisions with compensation provisions consistent with Exhibit A hereto.

         9. Agreements Not to Compete. Certain key shareholders and employees, including, without limitation, Nazir Memon, Patrick Cline, Bryan Rosenberger, Bob Ellis, and Jerry Shultz, will enter into agreements which restrict them from competing with Clinitec or QSI during the term of their employment and for the following periods of time (the "Restriction Period") following termination or expiration of such employment agreements:

                 (a) for a period of two years following the Merger, the Restriction Period shall be three years;

                 (b) during the period beginning on the day subsequent to expiration of two years following the Merger and ending on the day preceding the third anniversary of the Merger (the "Gap Period"), the Restriction Period shall be two years plus the number of days remaining in the Gap Period; and

                 (c) subsequent to expiration of three years following the Merger, the Restriction Period shall be two years.

         10. Operation of Business. Until the closing of the Transactions (or the termination of the binding provisions of this letter), Clinitec will continue to operate its business in substantially the same manner as in the past and consistent with past business practices and accounting procedures, and any significant expenditures, commitments or operational changes (including changes in the rates of compensation or other benefits for employees) not in the ordinary course of business will be subject to QSI's prior approval. Following the closing of the Option Transaction, Clinitec shall not issue or grant any option, warrant or other right to acquire or which may convert into Clinitec stock.

         11. Binding Effect. Except for paragraphs 6, 10 and 12 hereof (which shall be binding on the parties), this letter does not create any binding or legal obligation of or on any party, but merely represents the present intention of the parties.

         12.     General.

                 (a)      After executing this letter and until the earlier of
(i) 45 days following the closing of the Secondary Public Offering or (ii) May 15, 1996, Clinitec agrees, and shall use its best efforts to cause its officers, directors, employees, agents and shareholders, not to solicit or encourage, directly or indirectly, in any manner, any discussion with, or furnish or

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Mr. Patrick Cline                                              February 13, 1996
                                                                          Page 6


cause to be furnished any information to any person other than QSI in connection with, or to negotiate for or pursue the sale of all or substantially all of the assets or stock of Clinitec or any portion of its business or any business combination or merger of Clinitec with, any other party. Clinitec will promptly inform QSI of any inquiries or proposals with respect to the foregoing. In the event that the agreements in this paragraph are violated by Clinitec or its officers, directors, employees, agents or shareholders, and QSI does not consummate the Merger or the Transactions, then, in addition to other remedies available to QSI, QSI shall be entitled to receive from Clinitec all out-of- pocket expenses (including reasonable attorneys' fees and expenses) relating to the Transactions that QSI has incurred. Subject to the foregoing, if the proposed Transactions do not close by the earlier of (i) 45 days following the closing of the Secondary Public Offering or (ii) May 15, 1996, each party is released from any obligations under this letter.

                 (b) Neither of the parties to this letter shall disclose to the public or to any third party the existence of this letter or the proposed Transactions described herein other than with the express written consent of the other party, except as may be required by law or deemed appropriate by QSI in connection with the Secondary Public Offering.

                 (c) Except as otherwise provided herein, each party will be responsible for its own expenses in connection with all matters relating to the Transactions herein proposed. If the proposed Transactions shall not be consummated for any reason other than a violation of subparagraph (a) above, neither party will be responsible for any of the other party's expenses.

                 (d)      Each party will indemnify, defend and hold harmless
the other against the claims of any brokers or finders claiming by, through or under the indemnifying party.
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Mr. Patrick Cline                                              February 13, 1996
                                                                          Page 7


         If this letter properly reflects the mutual intention of QSI and Clinitec with respect to the matters discussed herein, please sign, date and return to me a copy of this letter.

         I look forward to working with you and the rest of the Clinitec team on bringing the Transactions to a successful and timely closing.

                                        Sincerely,

                                        QUALITY SYSTEMS, INC.



                                        By: Greg Flynn for Sheldon Razin
                                            -----------------------------------
                                            Sheldon Razin Chairman of the
                                            Board and Chief Executive Officer



Agreed to and Accepted this 13th Day of February 1996.
                            ----        --------

CLINITEC INTERNATIONAL, INC.


By:  Patrick Cline
    ------------------------------
     Patrick Cline
     Its:  President

                                   EXHIBIT A


TOTAL COMPENSATION CAP:  Total compensation cap for employees during calendar year 1996, 1997, 1998 shall be as follows:

              Patrick     Bryan           Nazir       Bob       Jerry      Other     Other
              Cline       Rosenberger     Memon       Ellis     Shultz     Sales     Empl.
              -------     -----------     -----       -----     ------     -----     -----
 1996         $250k       $ 95k           $150k       $150k     $195k      $170k     $100k

 1997         $275k       $104k           $165k       $165k     $214k      $187k     $110k     See Note
                                                                                               (1)
 1998         $302k       $115k           $181k       $181k     $236k      $206k     $121k     See Note
                                                                                               (2)




Note (1): Provided that (i) Clinitec continues to be operated by its current management, and (ii) QSI does not impose fees for services or other obligations on Clinitec which are outside the scope of Clinitec's budget and current operational plans that materially exceed cost reductions achieved by QSI due to business synergies, management of the combined entities and economies of scale, if Clinitec does not achieve at least 75% of its profitability forecast for 1997 then the total compensation caps for 1996 will replace the caps for 1997.

Note (2): Provided that (i) Clinitec continues to be operated by its current management, and (ii) QSI does not impose fees for services or other obligations on Clinitec which are outside the scope of Clinitec's budget and current operational plans that materially exceed cost reductions achieved by QSI due to business synergies, management of the combined entities and economies of scale, if Clinitec does not achieve at least a 50% increase in its profitability for 1998 over 1997, then the total compensation caps in effect for the prior year will replace the caps for 1998.